EXHIBIT 99.1

                                                          Enron
                                                          P.O. Box 1188
                                                          Houston, TX 77251-1188

[Enron logo]                                                        NEWS RELEASE

                                                                 Jennifer Lowney
                                                    212-333-3810 or 917-215-1598



ENRON ANNOUNCES SALE OF CROSSCOUNTRY TO
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SOUTHERN UNION/GE JOINT VENTURE FOR $2.45 BILLION
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FOR IMMEDIATE RELEASE: Wednesday, Sept. 01, 2004

         HOUSTON - Enron announced today that it has reached an agreement with CCE Holdings, LLC, a joint venture of Southern Union Company and GE Commercial Finance Energy Financial Services, for the sale of CrossCountry Energy, LLC for $2.45 billion in cash, including the assumption of debt.

         The sale price represents an increase of $100 million over the CCE Holdings stalking horse contract entered into in June. Following review of two written proposals submitted in the process outlined by the Bankruptcy Court, Enron and the Official Unsecured Creditors' Committee determined that a revised CCE Holdings contract would be in the best interest of the estate and its creditors. Enron and the Committee considered the risks associated with the competing proposals as well as the advantages provided by the revised purchase agreement, including, among other things, the enhanced purchase price and that the purchaser has obtained all material state regulatory approvals and federal antitrust clearance.

         "This transaction represents a tremendous outcome for Enron's creditors," said Stephen F. Cooper, Enron interim CEO. "The purchase price reflects the quality of these assets and opportunities presented by these high-performing businesses."

         The sale remains subject to approval of the Bankruptcy Court for the Southern District of New York. A hearing before the Bankruptcy Court is scheduled for September 9, 2004. Subject to this approval and certain other conditions precedent, the sale is expected to close by mid-December.

         CrossCountry Energy was formed in June 2003 as a holding company for Enron's interests in Transwestern Pipeline Company, Citrus Corp., and Northern Plains Natural Gas Company. These three businesses have approximately 8.6 Bcf/d of capacity and 9,700 miles of pipeline. When the sale closes, Southern Union/GE will own 100 percent of CrossCountry.

         CrossCountry Energy is headquartered in Houston and has approximately 1,100 employees. Transwestern Pipeline Company is a wholly owned 2,400-mile pipeline system extending from West Texas to the California border. Citrus Corp., which is held 50 percent by Enron and 50 percent by Southern Natural Gas, an El Paso affiliate, owns the 5,000-mile Florida Gas Transmission system that runs from south Texas to south Florida. The wholly owned Northern Plains Natural Gas Company is one of the general partners of Northern Border Partners, L.P. (NYSE: NBP), which owns interests in Northern Border Pipeline Company, Midwestern Gas Transmission Company, Viking Gas Transmission Company and Guardian Pipeline, LLC. CrossCountry Energy's Internet address is www.crosscountryenergy.com.

         Enron's Internet address is www.enron.com.

                                      ####

This press release may contain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that any such forward-looking statements are based on management's current expectation and, as such, are not guarantees of future performance. Accordingly, actual results could differ materially as a result of known and unknown risks and uncertainties, including, but not limited to: various regulatory issues; the outcome of the Company's Chapter 11 process; risks inherent in the Company's Chapter 11 process, such as the non-confirmation of the Joint Chapter 11 Plan (the "Plan") of the Company and its debtor affiliates (collectively, the "Debtors"), non-occurrence or delayed occurrence of the Plan's effective date or delayed distribution or non-distribution of securities or other assets under the Plan; the uncertain outcomes of ongoing litigation and governmental investigations involving the Company's operating subsidiaries and the Debtors, including those involving foreign regulators and the U.S. Congress, the Department of Justice, the Securities and Exchange Commission ("SEC"), the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the National Association of Securities Dealers, Inc., the Federal Energy Regulatory Commission, the Commodity Futures Trading Commission, the Federal Trade Commission, the California and Connecticut Attorneys General and numerous Congressional committees and state agencies; the uncertain outcomes of numerous lawsuits and claims; the effects of negative publicity on the Company's operating subsidiaries' business opportunities; the effects of the departure of past and present employees of the Debtors; uncertain resolution of special purpose entity issues; the preliminary and uncertain nature of valuations and estimates contained in the Plan; financial and operating restrictions that may be imposed on an operating subsidiary of the Company if the Company is required to register under the Public Utility Holding Company Act; potential environmental liabilities; increasing competition and operational hazards faced by the Debtors and operating subsidiaries of the Company; the potential lack of a trading market for the securities distributed to creditors; uncertainties created by the lack of reported information for securities distributed to creditors and the lack of independent operating history of the Company's operating subsidiaries; economic, political, regulatory and legal risks affecting the finances and operations of the Debtors and the Company's operating subsidiaries; and the uncertain timing, costs and recovery values involved in the Debtors' efforts to recover accounts receivable and to liquidate the remaining assets.

As explained in a November 8, 2001 Form 8-K filed by the Company with the SEC, the previously issued financial statements of the Company for the fiscal years ended December 31, 1997 through 2000 and for the first and second quarters of 2001 and the audit reports covering the year-end financial statements for 1997 through 2000 should not be relied upon. In addition, as explained in an April 22, 2002 Form 8-K filed by the Company, the financial statements of the Company for the third quarter of 2001 should not be relied upon. The Company continues to believe that the existing common and preferred stock of the Company have no value. However, the Joint Chapter 11 Plan of the Company and its debtor affiliates filed with the Bankruptcy Court on July 11, 2003 provides the Company's stockholders with a contingent right to receive recovery in the very unlikely event that the aggregate value of the Company's assets exceeds the total amount of allowed claims.